Pacific Select Fund NSAR 06-30-09
Exhibit 77H


Changes in Control of Registrant for Mid-Cap Value Portfolio:

On May 1, 2009, there was a change in control with respect to one series of the Registrant from a decrease in Pacific Life Insurance Company's percentage ownership. This decrease in ownership was a result of a reduction of shares held in the Mid-Cap Value Portfolio. Control is determined by 25% ownership in any fund.


Portfolio			        Date	        Percentage Ownership

Mid-Cap Value Portfolio        	        5/1/2009	        >25%
					5/2/2009 and after      =0%
(commenced operations on 1/1/2009)





Changes in Control of Registrant for American Funds Asset Allocation Portfolio:

On May 1, 2009, there was a change in control with respect to one series of the Registrant from a decrease in Pacific Life Insurance Company's percentage ownership. This decrease in ownership was a result of a reduction of shares held in the American Funds Asset Allocation Portfolio. Control is determined by 25% ownership in any fund.


Portfolio			        Date	        Percentage Ownership

American Funds Asset Allocation         5/1/2009	        >25%
Portfolio				5/2/2009 and after      =0%

(commenced operations on 2/1/2009)